Exhibit 10.17

DCP Services, LLC
2008 Long-Term Incentive Plan
Restricted Phantom Unit Grant Agreement
Grantee:            __________________
Grant Date:             __________________
Performance Period:        The three-year period beginning on __________________

1.
Grant of Restricted Phantom Units. DCP Services, LLC (the “Company”) hereby grants to you Restricted Phantom Units (“RPUs”) allocated as _______ Phillips 66 units and _______ Spectra Energy Corp (“Spectra Energy”) units under the DCP Services, LLC 2008 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of RPUs has been determined based on the average closing price of the Phillips 66 (50%) and Spectra Energy (50%) equity during the last twenty trading days immediately prior to the Grant Date and includes a tandem Dividend Equivalent Right (“DER”) grant with respect to each RPU. The Company will establish a DER bookkeeping account for you with respect to each RPU granted that shall be credited with an amount equal to the cash dividends made during the Performance Period with respect to the Phillips 66 and Spectra Energy common shares. Unless otherwise defined herein, terms used, but not defined, in this Grant Agreement shall have the same meaning as set forth in the Plan.

2.	Vesting. Except as provided in Paragraph 3 below, the RPUs granted hereunder shall become Vested only if you have not incurred a Termination of Service prior to the end of the Performance Period.

3.	Early Vesting Events. You may become Vested prior to the end of the Performance Period as provided in Paragraph (a) below.

(a)
Death, Disability, Layoff or Retirement. If you incur a Termination of Service after the first anniversary of your initial Grant Date for the year, as a result of your death, Disability or Layoff, the Performance Period shall terminate and your RPUs and unpaid DERs will become fully Vested on the date of your Termination of Service. If you incur a Termination of Service after the first anniversary of your initial Grant Date for the year as a result of your Retirement, the Company may, in its sole discretion, vest (fully or on a pro-rata basis) the RPUs and unpaid DERs and terminate the Performance Period.

(b)
Other Terminations of Service. If your Termination of Service occurs prior to the end of the Performance Period for any reason other than as provided in Paragraph 3(a) above, the Performance Period shall terminate and all of your RPUs and unpaid DERs shall be forfeited automatically upon the date of your Termination of Service.

4.
Transfer of Partnership Interests by Phillips 66 or Spectra Energy. In the event the membership interest of either Phillips 66 or Spectra Energy in DCP Midstream, LLC is transferred, then the RPUs allocated based on the transferring entity may be modified to use the common stock of any such successor owner of DCP Midstream, LLC as determined in the sole discretion of the Compensation Committee.

5.	Payments.

(a)
RPUs. As soon as administratively practicable after the last day of the Performance Period, you will be paid in cash, an amount equal to the average closing price of your Vested RPUs based on the last twenty trading days immediately prior to the end of the Performance Period, less any taxes the Company is required to withhold from such payment. Payment will be made no later than the 15th day of the third month following the end of the calendar year in which the Performance Period terminates unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A.

(b)
DERs. As soon as practicable after the end of each calendar quarter during the Performance Period, the Company shall pay you in cash, with respect to each RPU, an amount equal to the DERs credited to your DER account during that calendar quarter, less any taxes the Company is required to withhold from such payment.

6.
Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.
Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws or principles thereof.

11.
Plan Controls. By accepting this Grant, you acknowledge and agree that the RPUs are granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Agreement are binding, conclusive and final on all persons.

DCP Services, LLC

By:
Name:
Title:

Grantee Acknowledgement and Acceptance

By:
Name: